Exhibit 99.2

Consent of Raymond James & Associates, Inc.

Raymond James & Associates, Inc. (“Raymond James”) consents to the inclusion and description of our opinion letter dated October 22, 2019 to the Board of Directors of First Advantage Bancorp (the “Opinion Letter”) included as Appendix D to the Joint Proxy Statement/Prospectus of Reliant Bancorp, Inc. which forms a part of the Registration Statement on Form S-4 of Reliant Bancorp, Inc. and the references to our firm in such Joint Proxy Statement/Prospectus under the headings “Risks Related to the FABK Mergers and FABK Bank Merger”, “The FABK Merger”, and “FABK’s Reasons for the FABK Merger”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Staement within the meaning of the terms “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

RAYMOND JAMES & ASSOCIATES , INC.

Dated: December 19, 2019